Exhibit 99.1

Selected Sections of the Proxy Statement on Schedule 14A of Sunstone Hotel

Investors, Inc. filed with the Securities and Exchange Commission on

April 7, 2008

Excerpt from “Proposal 3: Approval of the Sunstone Hotel Investors, Inc. Executive Incentive Plan”

General

Upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the adoption of the Executive Incentive Plan, subject to approval by our stockholders at the annual meeting. If the Executive Incentive Plan is not approved by stockholders, no amounts will be payable under the Executive Incentive Plan.

The Executive Incentive Plan is being submitted to stockholders for their approval so that payments of cash bonuses or grants of equity awards under the Executive Incentive Plan would be tax-deductible as “qualified performance-based compensation,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” in any taxable year, unless the compensation is “qualified performance-based compensation.” Notwithstanding the adoption of the Executive Incentive Plan and its submission to stockholders, Sunstone reserves the right to pay or grant equity awards to its employees, including participants in the Executive Incentive Plan, amounts which may or may not be deductible under Section 162(m) of the Code or other provisions of the Code.

Summary of the Executive Incentive Plan

The following summary of the material terms of the Executive Incentive Plan is qualified in its entirety by reference to the complete text of the Executive Incentive Plan, which is attached hereto as Annex A.

Overview. The intent of the Executive Incentive Plan is to attract, retain and motivate selected executive officers of Sunstone and its affiliates in order to promote Sunstone’s long-term growth and profitability, while at the same time resulting in “performance-based compensation” under Section 162(m) of the Code to the covered employees. Individuals will be designated as participants in the Executive Incentive Plan for a performance period, which can be one full fiscal year and/or portions of fiscal years (each a “performance period”). As discussed in greater detail below, executive officers who are designated as participants in the Executive Incentive Plan will be paid a cash bonus or granted an equity award based upon the level of attainment of pre-established, objective performance goals during the performance period, subject to the Compensation Committee’s right to reduce the amount of such cash bonus or equity award even if the performance goals have been attained.

Administration. The Executive Incentive Plan generally will be administered by a committee of the Board of Directors made up of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. Unless otherwise determined by the Board of Directors, our Compensation Committee will administer the Executive Incentive Plan.

The Board of Directors (or a duly authorized committee) may, at any time, terminate or amend the Executive Incentive Plan, except that any amendment that would require stockholder approval in order for any cash bonus to be paid or any equity award to be granted under the Executive Incentive Plan to qualify as “performance-based compensation” under Section 162(m) of the Code will not be effective without the approval of stockholders. In addition, no cash bonuses will be paid and no equity awards will be granted under the Executive Incentive Plan with respect to performance periods that begin after December 31, 2012, unless the stockholders re-approve the plan.

Eligibility and Participation. The Compensation Committee may designate executive officers of Sunstone and its affiliates as participants in the Executive Incentive Plan for any performance period. Subject to the approval of the Executive Incentive Plan by our stockholders at the annual meeting, the Compensation Committee designated the interim CEO, the CFO and certain other officers who are likely to be the three next highest paid executive officers to participate in the Executive Incentive Plan for the initial performance period, which began on January 1, 2008 and will end on December 31, 2008. In connection with the commencement of each subsequent performance period, the Compensation Committee will designate participants in the Executive Incentive Plan.

In its discretion, the Compensation Committee may add participants to, or remove participants from, the Executive Incentive Plan at any time during a performance period or otherwise, except that no participant may be added after the 90th day after the beginning of a performance period (or otherwise at a time that is not consistent with Treasury Regulations under Section 162(m) of the Code).

Performance Goals. The Compensation Committee will establish the objective performance goals for each performance period. At the same time the performance goals are established, the Compensation Committee will prescribe a formula to determine the amount of the cash bonus which may be payable or the amount of the potential equity grant based upon the level of attainment of the performance goals during the performance period.

The performance goals will be based on one or more of the following business criteria with regard to Sunstone and its affiliates (or a subsidiary, division, other operational unit or administrative department of Sunstone) as specified by the Compensation Committee:

•	enterprise value or value creation targets;

•	after-tax or pre-tax profits or net income, including without limitation that attributable to continuing and/or other operations;

•	operational cash flow or earnings before income tax or other exclusions;

•	earnings as determined by generally accepted accounting principles;

•	reduction of, or limiting the level of increase in, all or a portion of Sunstone’s and its affiliates’ debt;

•	earnings per share or earnings per share from continuing operations;

•	return on capital employed (including, without limitation, return on invested capital or return on committed capital);

•	after-tax or pre-tax return on stockholder equity;

•	market share;

•	the fair market value of the shares of Sunstone’s common stock;

•	the growth in the value of an investment in Sunstone’s common stock assuming the reinvestment of dividends;

•	reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs;

•	economic value added targets based on a cash flow return on investment formula;

•	funds from operations (FFO), or FFO per share; or

•

adjusted FFO or adjusted FFO per share, which means FFO or FFO per share adjusted for non-recurring items, including, but not limited to, write-off of deferred financing fees, prepayment penalties, loss on early extinguishment of debt, write-off of loan premiums, taxes paid on gains from asset sales and non-cash interest expense related to a change in accounting of exchangeable notes.

In addition, performance goals may be based upon the attainment of specified levels of Sunstone’s or its affiliates’ (or subsidiary, division, other operational unit or administrative department of Sunstone) performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code, the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

Bonus Awards and Equity Awards. Following the completion of each performance period, the Compensation Committee will calculate each participant’s cash bonus amount and equity award amount based on the level of attainment of the performance goals and the pre-set formula. The Compensation Committee may reduce, but not increase, the cash bonus payable or equity award grant to any participant as it deems appropriate in its discretion regardless of the level of attainment of the performance goals. In no event will any participant be paid a cash bonus or be granted an equity award greater than the following amounts in any performance period: (i) for cash-based awards, no more than $5,000,000; and (ii) for equity-based awards, no more than 250,000 shares of Sunstone common stock underlying stock options, stock appreciation rights or a combination thereof and no more than 250,000 shares of Sunstone common stock underlying performance share awards, performance share unit awards or a combination thereof. In addition, following the completion of each performance period and prior to any cash bonus payment or any grant of an equity award, the Compensation Committee will certify in writing whether the performance goals for such performance period have been met, and if they have, certify the amount of the applicable cash bonus or equity award.

The cash bonus portion (if any) of a participant’s award will be paid by March 15 th in the fiscal year after the fiscal year in which the performance period for such award is completed, but not before the Compensation Committee certifies that the participant’s performance goals for such performance period were met. Any equity-based award under the Executive Incentive Plan will be granted under Sunstone’s 2004 Long-Term Incentive Plan or any successor plan and will be subject to such terms and conditions (including, vesting requirements) as the Compensation Committee (or other appropriate administrative committee) may determine. If a participant’s employment with Sunstone or its affiliates terminates for any reason before the end of a performance period, the participant will not be entitled to any cash bonus or equity award.

New Plan Benefits

The amount of each participant’s cash bonus or equity award will be subject to the attainment of the performance goals set by the Compensation Committee and will be subject to the Compensation Committee’s right to reduce such amount as described above. As a result, we cannot determine the amount that will be payable under the Executive Incentive Plan to any participant for the initial performance period, however such amounts will be no more than $5,000,000 for cash-based awards and 500,000 shares of Sunstone common stock for equity-based awards (no more than 250,000 shares of Sunstone common stock underlying stock options, stock appreciation rights or a combination thereof and no more than 250,000 shares of Sunstone common stock underlying performance share awards, performance share unit awards or a combination thereof).

Moreover, because the Compensation Committee can reduce each participant’s cash bonus or equity award grant determined under the Executive Incentive Plan by any amount in its discretion, we cannot determine the cash bonus or the equity award grant that would have been provided to any person under the Executive Incentive Plan had it been in effect in the 2007 fiscal year. See the “Compensation Discussion and Analysis” for a discussion of how the compensation was determined for 2007 fiscal year for our named executive officers and the “Summary Compensation Table” for the amounts actually paid for 2007 fiscal year to such named executive officers.